Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER FISCAL 2013 EARNINGS

Net Income Increases by 274%

Net Charge-Offs Decline by 45%

Non-Performing Assets Decline by 32%

Repurchase of 93,580 Shares of Common Stock

40% Increase in the Cash Dividend

Riverside, Calif. – January 24, 2013 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter earnings for the fiscal year ending June 30, 2013.
            For the quarter ended December 31, 2012, the Company reported net income of $6.94 million, or $0.64 per diluted share (on 10.82 million average shares outstanding), compared to net income of $1.85 million, or $0.16 per diluted share (on 11.38 million average shares outstanding), in the comparable period a year ago.  The increase in net income for the second quarter of fiscal 2013 was primarily attributable to an $11.98 million increase in the gain on sale of loans, a $1.11 million decrease in the provision for loan losses and a $518,000 increase in the net gain on sale and operations of real estate owned acquired in the settlement of loans, partly offset by a $4.29 million increase in compensation expenses and a $734,000 decrease in net interest income (before provision for loan losses), compared to the same period one year ago.
“We are very pleased with our current operating results and are well-positioned to take advantage of growth opportunities,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Mortgage banking results remain strong, credit quality continues to improve, and we are beginning to see more held-for-investment lending opportunities.”
As of December 31, 2012, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 12.26 percent, 18.79 percent and 20.05 percent, respectively.  As of June 30, 2012, these ratios were 11.26 percent, 17.53 percent and 18.79 percent, respectively.
Return on average assets for the second quarter of fiscal 2013 increased to 2.21 percent from 0.57 percent for the same period of fiscal 2012, and return on average stockholders’ equity for the second quarter of fiscal 2013 increased to 18.14 percent from 5.19 percent for the comparable period of fiscal 2012.
On a sequential quarter basis, the second quarter net income of fiscal 2013 reflects a $1.79 million, or 21 percent, decrease from net income of $8.73 million in the first quarter of fiscal 2013.  The decrease in net income in the second quarter of fiscal 2013 was primarily attributable to a decrease of $2.72 million in the gain on sale of loans and an increase of $569,000 in the provision for income taxes, partly offset by an increase of $522,000 in the net gain on sale and operations of real estate owned acquired in the settlement of loans, a decrease of $510,000 in the provision for loan losses and a decrease of $514,000 in compensation expenses, compared to the first quarter of fiscal 2013.  The increase in the provision for income taxes was primarily due to the recovery of an $825,000 tax liability recorded in the first quarter of fiscal 2013, which was not replicated in the second quarter of fiscal 2013.  Diluted earnings per share for the second quarter of fiscal 2013 decreased by 20 percent to $0.64 per share from $0.80 per share in the first quarter of fiscal 2013.  Return on average assets decreased to 2.21 percent for the second quarter of fiscal 2013 from 2.78 percent in the first quarter of fiscal 2013; and return on average stockholders’ equity for the second quarter of fiscal 2013 was 18.14 percent, compared to 23.76 percent for the first quarter of fiscal 2013.
For the six months ended December 31, 2012, net income increased to $15.67 million from $4.17 million in the comparable period ended December 31, 2011; and diluted earnings per share for the six months ended December 31, 2012 increased to $1.44 from $0.36 for the comparable six-month period last year.  The return on average assets for the six months ended December 31, 2012 increased to 2.50 percent from 0.64 percent for the comparable six-month period a year earlier.  The return on average stockholders’ equity for the six months ended December 31, 2012 increased to 20.89 percent from 5.87 percent for the comparable six-month period a year earlier.
Net interest income before the provision for loan losses decreased $734,000, or eight percent, to $8.77 million in the second quarter of fiscal 2013 from $9.51 million for the same quarter of fiscal 2012, because of a 12 basis point decrease in the net interest margin and a $49.7 million, or four percent, decrease in average interest-earning assets.  Non-interest income increased $12.72 million, or 174 percent, to $20.03 million in the second quarter of fiscal 2013 from $7.31 million in the same quarter of fiscal 2012.  Non-interest expense increased $4.30 million, or 34 percent, to $16.77 million in the second quarter of fiscal 2013 from $12.47 million in the same quarter of fiscal 2012.  The increases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $117.0 million, or 10 percent, to $1.04 billion in the second quarter of fiscal 2013 compared to $1.15 billion in the same quarter of fiscal 2012.  The average yield on loans receivable decreased by 25 basis points to 4.35 percent in the second quarter of fiscal 2013 from an average yield of 4.60 percent in the same quarter of fiscal 2012.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and a lower average yield on loans held for sale.  The average yield on loans held for sale in the second quarter of fiscal 2013 was 3.45 percent as compared to 3.81 percent in the same quarter last year; and the average balance of loans held for sale was $269.2 million and $302.6 million, respectively.  Loans originated and purchased for investment in the second quarter of fiscal 2013 totaled $26.3 million, consisting primarily of multi-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $36.9 million, or nine percent, to $365.4 million at December 31, 2012 from $402.3 million at December 31, 2011.  The percentage of preferred loans to total loans held for investment at December 31, 2012 remained unchanged at 46 percent compared to December 31, 2011 as the outstanding balance of other loans declined at approximately the same rate.  Loan principal payments received in the second quarter of fiscal 2013 were $32.5 million, compared to $32.9 million in the same quarter of fiscal 2012.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the second quarter of fiscal 2013 declined to $1.7 million, compared to $6.4 million in the same quarter of fiscal 2012.
The average balance of investment securities decreased by $3.0 million, or 12 percent, to $21.7 million in the second quarter of fiscal 2013 from $24.7 million in the same quarter of fiscal 2012.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 15 basis points to 2.02 percent in the second quarter of fiscal 2013 from 2.17 percent for the same quarter of fiscal 2012.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In November 2012, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, a total of $2.0 million of excess capital stock was redeemed at par and a $137,000 cash dividend was received by the Bank in the second quarter of fiscal 2013.  This is comparable to the same quarter last year when the Bank received a $1.2 million stock redemption and a $20,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $75.2 million, or 131 percent, to $132.4 million in the second quarter of fiscal 2013 from $57.2 million in the same quarter of fiscal 2012.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and to fund its mortgage banking operations.  The average yield earned on interest-earning deposits was 0.25 percent in the second quarter of fiscal 2013, unchanged from the same period in fiscal 2012 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits decreased $5.7 million to $949.4 million in the second quarter of fiscal 2013 from $955.1 million in the same quarter of fiscal 2012.  The average cost of deposits decreased by 20 basis points to 0.71 percent in the second quarter of fiscal 2013 from 0.91 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $13.6 million, or three percent, to $509.2 million at December 31, 2012 from $495.6 million at December 31, 2011, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased $32.3 million, or seven percent, to $426.0 million at December 31, 2012 from $458.3 million at December 31, 2011.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $59.2 million, or 32 percent, to $126.5 million and the average cost of advances decreased 18 basis points to 3.57 percent in the second quarter of fiscal 2013, compared to an average balance of $185.7 million and an average cost of 3.75 percent in the same quarter of fiscal 2012.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the second quarter of fiscal 2013 decreased 12 basis points to 2.90 percent from 3.02 percent in the same quarter last year.  The decrease was primarily due to the decline in the average yield of interest-earning assets outpacing the declining cost of liabilities.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities and a higher level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of deposits to current market interest rates and the decline in the average cost of borrowings as higher costing FHLB advances matured as discussed above.
During the second quarter of fiscal 2013, the Company recorded a provision for loan losses of $23,000, compared to the $1.13 million provision for loan losses during the same period of fiscal 2012 and the $533,000 provision recorded in the first quarter of fiscal 2013 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $26.8 million, or 2.15 percent of total assets, at December 31, 2012, compared to $40.0 million, or 3.17 percent of total assets, at June 30, 2012.  Non-performing loans at December 31, 2012 decreased $10.1 million or 29 percent since June 30, 2012 to $24.4 million and were primarily comprised of 63 single-family loans ($18.4 million); seven commercial real estate loans ($4.2 million); five multi-family loans ($1.6 million); five commercial business loans ($175,000); and one other mortgage loan (fully reserved).  Real estate owned acquired in the settlement of loans at December 31, 2012 was primarily comprised of seven single-family properties ($2.0 million), four undeveloped lots ($385,000) and one commercial real estate property (fully reserved).  Net charge-offs for the quarter ended December 31, 2012 were $1.6 million or 0.62 percent (annualized) of average loans receivable, compared to $2.9 million or 1.02 percent (annualized) of average loans receivable for the quarter ended December 31, 2011 and $1.90 million or 0.72 percent (annualized) of average loans receivable for the quarter ended September 30, 2012 (sequential quarter).
Classified assets at December 31, 2012 were $48.7 million, comprised of $6.9 million in the special mention category, $39.4 million in the substandard category and $2.4 million in real estate owned.  Classified assets at June 30, 2012 were $58.5 million, comprised of $4.9 million in the special mention category, $48.1 million in the substandard category and $5.5 million in real estate owned.
For the quarter ended December 31, 2012, no loans were restructured as compared to the same quarter last year when the Bank modified four loans totaling $1.0 million, which were identified as restructured loans.  As of December 31, 2012, the outstanding balance of restructured loans was $18.1 million:  six loans were classified as pass, were not included in the classified asset totals described earlier and remain on accrual status ($2.7 million); four loans were classified as special mention and remain on accrual status ($1.7 million); and 32 loans were classified as substandard ($13.6 million; of which, 31 loans totaling $10.8 million are on non-accrual status).  As of December 31, 2012, $9.8 million, or 54 percent, of the restructured loans were current with respect to their payment status.
The allowance for loan losses was $18.5 million at December 31, 2012, or 2.34 percent of gross loans held for investment, compared to $21.5 million at June 30, 2012, or 2.63 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at December 31, 2012.

Non-interest income increased $12.72 million, or 174 percent, to $20.03 million in the second quarter of fiscal 2013 from $7.31 million in the same period of fiscal 2012, primarily as a result of an $11.98 million increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income decreased $2.12 million, or 10 percent, primarily as a result of a $2.72 million decrease in the gain on sale of loans, partly offset by a $522,000 increase in the net gain on sale and operations of real estate owned acquired in the settlement of loans.
The gain on sale of loans increased to $17.88 million for the quarter ended December 31, 2012 from $5.90 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume and a higher average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $931.6 million in the quarter ended December 31, 2012, up 63 percent from $570.3 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 192 basis points for the quarter ended December 31, 2012, compared to 114 basis points in the comparable quarter last year.  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $(5.07) million in the second quarter of fiscal 2013, compared to an unfavorable fair-value adjustment that amounted to a net loss of $(4.72) million in the same period last year.  The gain on sale of loans for the second quarter of fiscal 2013 was reduced by a $1.28 million recourse provision for loans sold that are subject to repurchase, compared to a $672,000 recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2012.  This increase in the recourse provision includes the December 2012 accrual for a global settlement with the Bank’s largest legacy loan investor, which will eliminate all past, current and future repurchase claims from this particular investor.  This investor purchased approximately 39 percent of the Company’s total loan sale volume from January 1, 2005 through December 31, 2011 and has accounted for approximately 64 percent of all recourse claims paid.  The Company expects to execute the agreement and remit the settlement on or before January 31, 2013.  As of December 31, 2012, the recourse reserve for loans sold that are subject to repurchase was $7.8 million (inclusive of the global settlement), an increase from $5.3 million at December 31, 2011 and $6.2 million at June 30, 2012.
In the second quarter of fiscal 2013, a total of $1.01 billion of loans were originated and purchased for sale, 60 percent higher than the $628.9 million for the same period last year, and 17 percent higher than the $860.5 million during the first quarter of fiscal 2013 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of continued liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and very low mortgage interest rates.  Total loans sold during the quarter ended December 31, 2012 were $1.01 billion, 50 percent higher than the $674.3 million sold during the same quarter last year, and 29 percent higher than the $787.9 million sold during the first quarter of fiscal 2013 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $1.04 billion in the second quarter of fiscal 2013, an increase of 59 percent from

$649.3 million in the same quarter of fiscal 2012, and 18 percent higher than the $879.2 million in the first quarter of fiscal 2013 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $595,000 in the second quarter of fiscal 2013, compared to a net gain of $77,000 in the comparable period last year.  Eleven real estate owned properties were sold in the quarter ended December 31, 2012 compared to 40 real estate owned properties sold in the same quarter last year.  Five real estate owned properties were acquired in the settlement of loans during the second quarter of fiscal 2013, compared to 20 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of December 31, 2012, the real estate owned balance was $2.4 million (12 properties), compared to $7.8 million (32 properties) at December 31, 2011 and $5.5 million (24 properties) at June 30, 2012.
Non-interest expenses increased $4.30 million, or 34 percent, to $16.77 million in the second quarter of fiscal 2013 from $12.47 million in the same quarter last year, primarily as a result of increases in salaries and employee benefits, premises and occupancy, equipment, and sales and marketing expenses, partly offset by lower professional expenses, deposit insurance premiums and regulatory assessments and other operating expenses.  The increase in salaries and employee benefits, premises and occupancy and sales and marketing expenses was primarily related to the increase in mortgage banking loan production.
The Company’s efficiency ratio improved to 58 percent in the second quarter of fiscal 2013 from 74 percent in the second quarter of fiscal 2012.  The improvement was the result of the increase in non-interest income, outpacing the increase in non-interest expense.
The Company’s provision for income taxes was $5.08 million for the second quarter of fiscal 2013, an increase of $3.72 million or 274 percent, from $1.36 million in the same quarter last year.  The effective income tax rate for the quarter ended December 31, 2012 was 42.2 percent as compared to 42.3 percent in the same quarter last year.  The Company believes that the tax provision recorded in the second quarter of fiscal 2013 reflects its current income tax obligations.
The Company repurchased 93,580 shares of its common stock during the quarter ended December 31, 2012 at an average cost of $15.47 per share.  As of December 31, 2012, a total of 387,238 shares, or 71 percent, of the shares authorized in the April 2012 stock repurchase plan have been purchased, leaving 160,534 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices (Pleasanton and Rancho Cucamonga, California) and 16 retail loan production offices located in City of Industry, Escondido, Fairfield, Glendora, Hermosa Beach, Pleasanton, Rancho Cucamonga (2), Riverside (4), Roseville, San Diego, San Rafael and Stockton, California.
The Company will host a conference call for institutional investors and bank analysts on Friday, January 25, 2013 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-288-8960 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, February 1, 2013 by dialing 1-800-475-6701 and referencing access code number 279929.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserve; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	December 31, 2012	June 30, 2012

Assets
Cash and cash equivalents	$99,634	$145,136
Investment securities – available for sale at fair value	21,184	22,898
Loans held for investment, net of allowance for loan losses of
$18,530 and $21,483, respectively	772,057	796,836
Loans held for sale, at fair value	294,434	231,639
Accrued interest receivable	3,032	3,277
Real estate owned, net	2,435	5,489
FHLB – San Francisco stock	19,149	22,255
Premises and equipment, net	6,528	6,600
Prepaid expenses and other assets	29,877	26,787

Total assets	$1,248,330	$1,260,917

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$51,121	$55,688
Interest-bearing deposits	884,085	905,723
Total deposits	935,206	961,411

Borrowings	126,519	126,546
Accounts payable, accrued interest and other liabilities	30,749	28,183
Total liabilities	1,092,474	1,116,140

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,647,865 and 17,619,865 shares issued, respectively; 10,597,005 and 10,856,027 shares outstanding, respectively)

	176	176
Additional paid-in capital	87,278	86,758
Retained earnings	171,155	156,560
Treasury stock at cost (7,050,860 and 6,763,838 shares, respectively)
	(103,352)	(99,343)
Accumulated other comprehensive income, net of tax	599	626

Total stockholders’ equity	155,856	144,777

Total liabilities and stockholders’ equity	$1,248,330	$1,260,917

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited –In Thousands, Except Share Information)
	December 31, 2012	September 30, 2012

Assets
Cash and cash equivalents	$99,634	$98,489
Investment securities – available for sale at fair value	21,184	22,149
Loans held for investment, net of allowance for loan losses of
$18,530 and $20,118, respectively	772,057	776,844
Loans held for sale, at fair value	294,434	307,319
Accrued interest receivable	3,032	3,274
Real estate owned, net	2,435	5,189
FHLB – San Francisco stock	19,149	21,107
Premises and equipment, net	6,528	6,566
Prepaid expenses and other assets	29,877	30,547

Total assets	$1,248,330	$1,271,484

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$51,121	$54,653
Interest-bearing deposits	884,085	902,162
Total deposits	935,206	956,815

Borrowings	126,519	126,533
Accounts payable, accrued interest and other liabilities	30,749	37,318
Total liabilities	1,092,474	1,120,666

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,647,865 and 17,647,865 shares issued, respectively; 10,597,005 and 10,690,585 shares outstanding, respectively)

	176	176
Additional paid-in capital	87,278	87,173
Retained earnings	171,155	164,748
Treasury stock at cost (7,050,860 and 6,957,280 shares, respectively)
	(103,352)	(101,904)
Accumulated other comprehensive income, net of tax	599	625

Total stockholders’ equity	155,856	150,818

Total liabilities and stockholders’ equity	$1,248,330	$1,271,484

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Earnings Per Share)

	Quarter Ended December 31,		Six Months Ended December 31,

	2012	2011	2012	2011
Interest income:
Loans receivable, net	$ 11,286	$ 13,261	$ 22,919	$ 26,010
Investment securities	110	134	224	281
FHLB – San Francisco stock	137	20	164	38
Interest-earning deposits	84	37	157	134
Total interest income	11,617	13,452	23,464	26,463

Interest expense:
Checking and money market deposits	112	176	210	376
Savings deposits	144	191	292	416
Time deposits	1,449	1,824	2,973	3,730
Borrowings	1,140	1,755	2,281	3,637
Total interest expense	2,845	3,946	5,756	8,159

Net interest income, before provision for loan losses	8,772	9,506	17,708	18,304
Provision for loan losses	23	1,132	556	2,104
Net interest income, after provision for loan losses .	8,749	8,374	17,152	16,200

Non-interest income:
Loan servicing and other fees	382	176	720	308
Gain on sale of loans, net	17,878	5,897	38,473	13,173
Deposit account fees	617	626	1,240	1,229
Gain on sale and operations of real estate owned acquired in the settlement of loans	595	77	668	109
Card and processing fees	315	309	636	640
Other	248	228	457	402
Total non-interest income	20,035	7,313	42,194	15,861

Non-interest expense:
Salaries and employee benefits	12,671	8,380	25,856	17,234
Premises and occupancy	1,100	956	2,250	1,828
Equipment	422	410	863	724
Professional expenses	453	455	806	888
Sales and marketing expenses	416	178	836	377
Deposit insurance and regulatory assessments	303	461	642	632
Other	1,404	1,634	2,842	3,094
Total non-interest expense	16,769	12,474	34,095	24,777

Income before taxes	12,015	3,213	25,251	7,284
Provision for income taxes	5,075	1,359	9,581	3,112
Net income	$ 6,940	$ 1,854	$ 15,670	$ 4,172

Basic earnings per share	$ 0.65	$ 0.16	$ 1.46	$ 0.37
Diluted earnings per share	$ 0.64	$ 0.16	$ 1.44	$ 0.36
Cash dividends per share	$ 0.05	$ 0.03	$ 0.10	$ 0.06

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarter
(Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	December 31,	September 30,
	2012	2012
Interest income:
Loans receivable, net	$11,286	$11,633
Investment securities	110	114
FHLB – San Francisco stock	137	27
Interest-earning deposits	84	73
Total interest income	11,617	11,847

Interest expense:
Checking and money market deposits	112	98
Savings deposits	144	148
Time deposits	1,449	1,524
Borrowings	1,140	1,141
Total interest expense	2,845	2,911

Net interest income, before provision for loan losses	8,772	8,936
Provision for loan losses	23	533
Net interest income, after provision for loan losses	8,749	8,403

Non-interest income:
Loan servicing and other fees	382	338
Gain on sale of loans, net	17,878	20,595
Deposit account fees	617	623
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	595	73
Card and processing fees	315	321
Other	248	209
Total non-interest income	20,035	22,159

Non-interest expense:
Salaries and employee benefits	12,671	13,185
Premises and occupancy	1,100	1,150
Equipment	422	441
Professional expenses	453	353
Sales and marketing expenses	416	420
Deposit insurance premiums and regulatory assessments	303	339
Other	1,404	1,438
Total non-interest expense	16,769	17,326

Income before taxes	12,015	13,236
Provision for income taxes	5,075	4,506
Net income	$6,940	$8,730

Basic earnings per share	$0.65	$0.81
Diluted earnings per share	$0.64	$0.80
Cash dividends per share	$0.05	$0.05

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
SELECTED FINANCIAL RATIOS:
Return on average assets	2.21%	0.57%	2.50%	0.64%
Return on average stockholders’ equity	18.14%	5.19%	20.89%	5.87%
Stockholders’ equity to total assets	12.49%	10.95%	12.49%	10.95%
Net interest spread	2.79%	2.90%	2.82%	2.79%
Net interest margin	2.90%	3.02%	2.93%	2.90%
Efficiency ratio	58.21%	74.17%	56.92%	72.52%
Average interest-earning assets to average
interest-bearing liabilities	112.55%	110.52%	112.06%	110.03%

SELECTED FINANCIAL DATA:
Basic earnings per share	$ 0.65	$ 0.16	$ 1.46	$ 0.37
Diluted earnings per share	$ 0.64	$ 0.16	$ 1.44	$ 0.36
Book value per share	$ 14.71	$ 12.71	$ 14.71	$ 12.71
Shares used for basic EPS computation	10,654,044	11,352,954	10,726,665	11,410,403
Shares used for diluted EPS computation	10,865,407	11,383,737	10,917,585	11,449,321
Total shares issued and outstanding	10,597,005	11,175,761	10,597,005	11,175,761

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$ 474,152	$ 220,272	$ 892,706	$ 427,821
Wholesale originations and purchases	534,687	408,672	976,584	769,183
Total loans originated and purchased for sale	$ 1,008,839	$ 628,944	$ 1,869,290	$ 1,197,004

LOANS SOLD:
Servicing released	$ 1,009,172	$ 670,753	$ 1,791,470	$ 1,152,146
Servicing retained	5,037	3,537	10,677	7,863
Total loans sold	$ 1,014,209	$ 674,290	$ 1,802,147	$ 1,160,009

	As of	As of	As of	As of	As of
	12/31/12	09/30/12	06/30/12	03/31/12	12/31/11
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 7,776	$ 6,474	$ 6,183	$ 5,911	$ 5,301
Allowance for loan losses	$ 18,530	$ 20,118	$ 21,483	$ 24,260	$ 26,901
Non-performing loans to loans held for investment, net	3.16%	3.72%	4.33%	3.89%	3.72%
Non-performing assets to total assets	2.15%	2.68%	3.17%	2.97%	3.03%
Allowance for loan losses to gross non- performing loans	64.40%	58.64%	52.45%	58.19%	62.71%
Allowance for loan losses to gross loans held for
investment	2.34%	2.52%	2.63%	2.86%	3.08%
Net charge-offs to average loans receivable (annualized)	0.62%	0.72%	1.84%	1.64%	1.02%
Non-performing loans	$ 24,365	$ 28,894	$ 34,488	$ 32,141	$ 31,461
Loans 30 to 89 days delinquent	$ 1,423	$ 5,870	$ 616	$ 1,274	$ 3,066

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/12	09/30/12	06/30/12	03/31/12	12/31/11
Recourse provision for loans sold	$1,285	$618	$241	$811	$672
Provision for loan losses	$23	$533	$2,051	$1,622	$1,132
Net charge-offs	$1,611	$1,898	$4,828	$4,263	$2,935

	As of	As of	As of	As of	As of
	12/31/12	09/30/12	06/30/12	03/31/12	12/31/11
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	12.26%	11.47%	11.26%	10.68%	10.62%
Tier 1 risk-based capital ratio	18.79%	17.46%	17.53%	17.04%	16.87%
Total risk-based capital ratio	20.05%	18.72%	18.79%	18.31%	18.13%

	As of December 31,
	2012		2011
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$11,600	1.90%	$13,083	2.12%
U.S. government sponsored enterprise MBS	8,428	2.44	9,779	2.44
Private issue collateralized mortgage obligations	1,156	2.40	1,244	2.53
Total investment securities available for sale	$21,184	2.14%	$24,106	2.27%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$422,457	3.69%	$465,606	3.89%
Multi-family (5 or more units)	261,580	5.51	298,285	5.84
Commercial real estate	101,621	6.44	99,718	6.84
Other mortgage	390	4.82	1,528	5.69
Commercial business	2,199	6.88	4,332	7.43
Consumer	383	9.33	604	8.02
Total loans held for investment	788,630	4.66%	870,073	4.92%

Deferred loan costs, net	1,957		2,304
Allowance for loan losses	(18,530)		(26,901)
Total loans held for investment, net	$772,057		$845,476

Purchased loans serviced by others included above	$17,582	4.65%	$19,701	4.72%

DEPOSITS:
Checking accounts – non interest-bearing	$51,121	-%	$51,785	-%
Checking accounts – interest-bearing	204,954	0.14	198,683	0.26
Savings accounts	225,501	0.25	214,846	0.35
Money market accounts	27,599	0.37	30,275	0.57
Time deposits	426,031	1.32	458,267	1.51
Total deposits	$935,206	0.70%	$953,856	0.88%

(1)   The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of December 31,
(Dollars in Thousands)	2012		2011
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	20,000	3.39	30,000	4.01
Over three to six months	-	-	30,000	3.70
Over six months to one year	55,000	3.95	-	-
Over one year to two years	10,000	2.93	75,000	3.80
Over two years to three years	-	-	10,000	2.93
Over three years to four years	-	-	-	-
Over four years to five years	110	6.49	-	-
Over five years	41,409	3.18	31,573	3.71
Total borrowings	$126,519	3.53%	$176,573	3.75%

	Quarter Ended		Six Months Ended
	December 31,		December 31,
SELECTED AVERAGE BALANCE	2012	2011	2012	2011
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$1,036,682	$1,153,663	$1,042,167	$1,105,162
Investment securities	21,753	24,719	22,195	25,243
FHLB – San Francisco stock	20,107	25,155	20,881	25,759
Interest-earning deposits	132,413	57,201	124,421	104,765
Total interest-earning assets	$1,210,955	$1,260,738	$1,209,664	$1,260,929
Total assets	$1,256,688	$1,306,908	$1,255,738	$1,310,027

Deposits	$949,412	$955,112	$952,945	$954,922
Borrowings	126,524	185,670	126,531	191,103
Total interest-bearing liabilities	$1,075,936	$1,140,782	$1,079,476	$1,146,025
Total stockholders’ equity	$153,016	$142,774	$149,997	$142,235

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.35%	4.60%	4.40%	4.71%
Investment securities	2.02%	2.17%	2.02%	2.23%
FHLB – San Francisco stock	2.73%	0.32%	1.56%	0.29%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	3.84%	4.27%	3.88%	4.20%

Deposits	0.71%	0.91%	0.72%	0.94%
Borrowings	3.57%	3.75%	3.58%	3.78%
Total interest-bearing liabilities	1.05%	1.37%	1.06%	1.41%

(1)
The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2)	Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC.
Asset Quality (1)
(Unaudited – Dollars in Thousands)

	As of	As of	As of	As of	As of
	12/31/12	09/30/12	06/30/12	03/31/12	12/31/11
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$10,677	$11,832	$17,095	$16,608	$15,483
Multi-family	1,111	961	967	512	1,789
Commercial real estate	1,737	2,151	764	553	938
Commercial business loans	7	7	7	-	-
Total	13,532	14,951	18,833	17,673	18,210

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	7,708	10,662	11,995	10,213	11,424
Multi-family	480	485	490	776	490
Commercial real estate	2,477	2,477	2,483	2,739	365
Other	-	159	522	522	972
Commercial business loans	168	160	165	218	-
Total	10,833	13,943	15,655	14,468	13,251

Total non-performing loans	24,365	28,894	34,488	32,141	31,461

Real estate owned, net	2,435	5,189	5,489	6,084	7,853
Total non-performing assets	$26,800	$34,083	$39,977	$38,225	$39,314

Restructured loans on accrual status:
Mortgage loans:
Single-family	$4,252	$4,166	$6,148	$9,505	$10,092
Multi-family	2,755	2,755	3,266	3,653	4,168
Commercial real estate	-	-	-	880	2,772
Other	232	-	-	-	-
Commercial business loans	-	-	33	35	219
Total	$7,239	$6,921	$9,447	$14,073	$17,251

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.